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                                                                    Exhibit 99.1

Contact: Jere C. Overdyke
Executive Vice President and Chief Financial Officer
(713) 739-6700 or (800) 934-6083


FOR IMMEDIATE RELEASE

                  PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.

                      ANNOUNCES COMPLETION OF 144A OFFERING

            PLAINS RESOURCES INC. ANNOUNCES NOTICE OF BOND REDEMPTION

     Plains Exploration & Production Company, L.P. (PXP), a wholly-owned subsidiary of Houston-based Plains Resources Inc. (NYSE: PLX), today announced the successful completion of its private placement under Rule 144A of its $200 million Senior Subordinated Notes due 2012 issued at 98.376% and bearing interest at 8 3/4%.

     The securities have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws. This announcement does not constitute an offer to sell or a solicitation of an offer to buy.

     PXP also announced today the closing of a new senior secured revolving credit facility to provide up to $300 million of available credit with an initial borrowing base of $225 million. The company has received commitments of $150 million under this facility from its agent level lenders and expects to receive the remaining commitments within the next few weeks. The facility matures in 2005 and is guaranteed by all domestic restricted subsidiaries of PXP that currently exist or that are formed during the term of the facility. Neither PLX nor any of its other subsidiaries has any liability under the agreement. PXP intends to use the net proceeds of the offering, together with $118 million of initial borrowings under its new credit facility, to make a distribution to PLX, which intends to use those proceeds to repay the outstanding balances under its revolving credit facility and redeem its 10 1/4% Senior Subordinated Notes due 2006.

     PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit, and the Illinois Basin in southern Illinois. PXP is headquartered in Houston, Texas.

     Plains Resources Inc.

     PLX also announced today that it has elected to redeem and will redeem on August 2, 2002, all of its outstanding 10 1/4% Senior Subordinated Notes due 2006, Series A, B,

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C, D and F, at 103.4167% of their principal amount plus accrued and unpaid interest to August 2, 2002.

     PLX is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., PLX has interests in the midstream activities of marketing, gathering, transportation, terminalling, and storage of crude oil. PLX is headquartered in Houston, Texas.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in PLX's filings with the Securities and Exchange Commission.